Exhibit 10.1
LETTER AGREEMENT DATED JULY 13, 2005, EFFECTIVE AUGUST 23, 2005 EXECUTED BY VICTOR S. SLOAN. MD
July 13, 2005
Dr. Victor Sloan
29 Jacobs Lane
Scotch Plains, NJ 07076
Dear Victor:
Protalex is pleased to make you the following offer of employment. We will employ you as Senior Vice President and Chief Medical Officer. You are to report directly to me, the Company’s Chief Executive Officer. Your starting date should be on or before August 1st, 2005.
As compensation for your services, you will be paid a monthly salary of $21,667.00, payable in accordance with our customary payroll practices. Additionally, upon your acceptance of this letter, the Board of Directors will authorize the granting to you of options to acquire 250,000 shares of our common stock (share pricing will be based upon the July 29th closing price). These options will vest at a rate of 1/48 per month commencing on the six-month anniversary of your date of employment, retroactive to your date of employment, consistent with the provisions of our Employee Stock Option Plan and its related agreements. The options will have a 10-year term, subject to the terms of the Plan. You will also be granted 40,000 restricted shares of stock in Protalex, Inc. You will, as a member of the executive team, be eligible to participate in the annual executive bonus plan. This plan is performance based, and provides up to 50% bonus in stock options (130,000 options). While Protalex currently has no formal relocation plan in place, we will pay the direct cost of transporting household goods and will compensate you with a direct grant of Protalex stock to cover the cost of real estate commission associated with the sale of your current residence up to $150,000.
In addition to your cash compensation and options as described above, during your employment with the Company, you will be entitled to participate in any life, health, accident, disability, or hospitalization insurance plans, pension plans, or retirement plans as the Board of Directors makes available to the executive employees of Protalex as a group. As we discussed, we currently provide Blue Cross Personnel Choice, Delta Dental, and Opti-Choice, with no contribution required by the employee.
Either you or Protalex may terminate your employment at any time on notice to the other with or without cause; provided, however, that if Protalex terminates your employment without cause, Protalex will pay you a lump sum payment equal to twelve months of your then current salary.
Within one week following your acceptance of this letter, you agree that you will sign Protalex’s standard form of non-disclosure and invention assignment agreement, a copy of which has been provided to you.
Victor, I realize that this represents a major transition for you, but I’m confident that should you choose to join the Protalex team, you will be in a position to make a major contribution to the future of drug development. I think that you will find the milestones ahead both challenging and exciting, and I’m looking forward to working with you to achieve the company’s goals.
If this offer of employment is acceptable to you, please sign the enclosed copy of this letter in the space provided below for your signature and return it to us prior to July 18th, 2005.
Very truly yours,
PROTALEX, INC.

By:	/s/ Steven H. Kane
Steven H. Kane
Chief Executive Officer

Accepted and approved:

/s/ Victor S. Sloan, M.D.
Victor S. Sloan, M.D.